WELLS FARGO & COMPANY S-3

Exhibit 23(e)

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

March 14, 2023
Re:	Registration Statement, filed by Wells Fargo & Company and Wells Fargo Finance LLC

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94104

Wells Fargo Finance LLC
30 Hudson Yards, Floor 14
New York, New York 10001

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), and Wells Fargo Finance LLC, a Delaware limited liability company, in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus in the form in which it appears in the Registration Statement, as amended, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of, among other things, (i) the Company’s Medium-Term Notes, Series T and (ii) Wells Fargo Finance LLC’s debt securities (collectively, the “Notes”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and Wells Fargo Finance LLC, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Company and/or Wells Fargo Finance LLC with the Securities and Exchange Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP